Exhibit 8.1



						January 5, 1995


One Valley Bancorp of West Virginia, Inc.
One Valley square
P.O. Box 1793
Charleston, WV 25326

	Re: 	Agreement and Plan of Merger by and among
		One Valley Bancorp of West Virginia, Inc.,
		One Valley Thrift. Inc., and Point Bancorp. Inc.

Gentlemen:

	We have acted as counsel to One Valley Bancorp of West Virginia, Inc., a West Virginia corporation ("One Valley"), in connection with the proposed merger (the "Merger") of Point Bancorp, Inc.
("Point Bancorp"), a Delaware corporation and holder one hundred percent of the stock of Point Pleasant Federal Savings Bank, with and into One Valley Thrift, Inc., a West Virginia corporation ("Thrift") and wholly owned subsidiary of One Valley, pursuant to the terms of the Agreement and Plan of Merger dated September 2, 1994 (the "Merger Agreement") between One Valley and Point Bancorp as described in the Registration Statement on Form S-4 to be filed by One Valley with the Securities and Exchange Commission (the "Registration Statement"). You have asked our opinion regarding (1) whether the proposed Merger will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Internal Revenue Code of 1986 ("IRC") and (2) the Federal income tax consequences of the Merger to One Valley, Thrift, Point Bancorp, and the shareholders of Point Bancorp Common Stock ("Point Bancorp Shareholders").

	In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction of (i) the Merger Agreement and (ii) the Registration Statement. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

	We have not made an independent investigation of the facts set forth in the Registration Statement. Consequently we have relied upon your representation that the information presented in the Registration Statement or otherwise furnished to us accurately and completely describes all material relevant facts.

	In addition to the facts stated in the Registration Statement both you and Point Bancorp have represented to us and we have relied on the following representations:

	1. 	The Merger will be consummated in compliance with the
material terms of the Merger Agreement and, none of the material terms and conditions therein have been waived or modified, and neither One Valley, Thrift, nor Point Bancorp has any plan or intention to waive or modify any material conditions of the Merger Agreement.

	2. 	The ratio for the exchange of shares of Common Stock of
One Valley, par value $10.00 per share ("One Valley Common Stock"), to Point Bancorp in exchange for common stock of Point Bancorp, par value, $0.01 per share ("Point Bancorp Common Stock"), was negotiated through arm's-length bargaining. Accordingly, the cash and fair market value of the One Valley Common Stock and other consideration to be received by each Point Bancorp Shareholder will be approximately equal to the fair market value of the Point
Bancorp Common Stock surrendered in the exchange.

	3. 	To the best of Point Bancorp's knowledge, there is no
plan or intention by Point Bancorp Shareholders who own 1% or more of the shares of Point Bancorp Common Stock, and to the best of the knowledge of the management of Point Bancorp and One Valley, there is no plan or intention on the part of the remaining Point Bancorp Shareholders to sell, exchange, or otherwise dispose of a number of shares of the One Valley Common Stock received in the Merger that would reduce the Point Bancorp Shareholders' ownership of One
Valley Common Stock to a number of shares having a value, as of the effective data of the Merger (the "Effective Date"), of less than 50% of the value of all of the formerly outstanding Point Bancorp Common
Stock on the Effective Date.  For purposes of  this representation
(a) shares of Point Bancorp Common Stock exchanged, for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of One Valley Common Stock will be treated as outstanding Point Bancorp Common Stock on the Effective Date, and
(b) shares of Point Bancorp Common Stock and shares of One Valley Common Stock held by Point Bancorp Shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction were considered in making this representation.

	4. 	Thrift will acquire at least 90 percent of the fair
market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Point Bancorp immediately prior to the transaction.

	5. 	Neither One Valley nor Point Bancorp is aware of any
transfers of Point Bancorp by any holder thereof prior to the Effective Date which were made in contemplation of the Merger.

	6. 	Neither One Valley nor Point Bancorp is aware of any
plan or intention on the part of Point Bancorp Shareholders to dissent to the Merger.

	7. 	No liabilities of any person other than Point Bancorp
will be assumed by Thrift in the Merger, and none of the shares of Point Bancorp to be surrendered in exchange for One Valley Common Stock in the Merger will be subject to any liabilities.

	8. 	One Valley, Thrift, Point Bancorp, and the Point Bancorp
Shareholders will pay their respective expenses, if any, incurred in connection with the Merger

	9. 	There is no intercorporate indebtedness existing between
One Valley and Point Bancorp or between Thrift and Point Bancorp that was issued, acquired, or will be settled at a discount.

	10. 	No two parties to the transaction are investment
companies as defined in section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

	11. 	The fair market value of the assets of Point Bancorp
transferred to Thrift will exceed the sum of its liabilities to be assumed by Thrift plus the amount of liabilities, if any, to which the transferred assets are subject. 12. The payment of cash in lieu of fractional shares of One Valley Common Stock was not separately bargained for consideration and is being made for the purpose of saving One Valley the expense and inconvenience of issuing fractional shares. The total cash consideration that One Valley will pay to Point Bancorp's Shareholders instead of issuing fractional shares of One Valley Common Stock will not exceed one percent of the total consideration that will be issued as a result of the Merger to Point Bancorp's Shareholders in exchange for their shares of Point Bancorp Common Stock. The fractional share interests of each Point Bancorp Shareholder will be aggregated, and no Point Bancorp Shareholder will receive cash in an amount equal to or greater than the value of one full share of One Valley Common Stock.

	13. 	None of the compensation received by any
shareholder-employee of Point Bancorp pursuant to any employment, consulting or similar arrangement is or will be separate consideration for, or allocable to, any of such shareholder's shares of Point Bancorp Common Stock. None of the shares of One Valley Common Stock to be received by any shareholder-employee of Point Bancorp pursuant to the Merger is or will be separate consideration for, or allocable to, any such employment, consulting or similar arrangement. The compensation paid to any shareholder-employee of Point Bancorp pursuant to any such employment, consulting or similar arrangement is or will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

	In addition to the facts stated in the Registration Statement and in the joint representations both you and Point Bancorp have made to us, you have represented to us and we have relied on the following representations:

	1. 	Prior to the Merger, One Valley will be in control of
Thrift within the meaning of section 368(c) of the Internal Revenue Code. Under Code Section 368(c), control "means the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation."

	2. 	Following the Merger, Thrift will not issue additional
shares of its stock that would result in One Valley losing control of Thrift within the meaning of section 368(c) of the Internal Revenue Code.

	3. 	No stock of Thrift will be issued in the Merger.

	4. 	One Valley has no plan or intention to reacquire any of
its common stock issued in the Merger.

	5. 	One Valley presently owns no stock of Point Bancorp and
has no plan or intention to acquire stock of Point Bancorp prior to consummation of the Merger.

	6. 	Thrift has no plan or intention after the Merger to sell
or otherwise dispose of any material portion of Point Bancorp's assets acquired in the Merger, except for dispositions made in the ordinary course of business.

	7. 	One Valley has no plan or intention to liquidate Thrift;
to merge Thrift with and into another corporation; or to cause Thrift to sell or otherwise dispose of any of the assets of Point Bancorp acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Internal Revenue Code.

	8. 	Following the Merger, Thrift intends to continue the
historic business of Point Bancorp or use a significant portion of the historic business assets of Point Bancorp in a business.

	9. 	The assumption by Thrift of the liabilities of Point
Bancorp pursuant to the Merger is for a bona fide business purpose, and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of Point Bancorp to One Valley.

	10. 	Neither One Valley nor Thrift is under the jurisdiction
of a court in a case under Title 11 of the United States Code or similar case, nor is it in receivership, foreclosure, or similar proceeding in a Federal or State Court.

	In addition to the facts stated in the Registration Statement the joint representations both you and Point Bancorp have made to us and your individual representations to us, Point Bancorp has represented to us and we have relied on the following representations:

	1. 	No dividends will be paid by Point Bancorp prior to
consummation of the Merger, other than regular, periodic dividends consistent in amount and effect with prior dividend distributions.

	2. 	Point Bancorp has not redeemed any Point Bancorp Common
Stock, has not made any distribution with respect to any Point Bancorp Common Stock, or has not disposed of any of its assets in anticipation of or as a part of a plan for the acquisition of Point Bancorp by One Valley.

	3. 	To the best of the knowledge of the management of Point
Bancorp, the assumption by Thrift of the liabilities of Point Bancorp pursuant to the Merger is for a bona fide business purpose, and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of Point Bancorp to Thrift pursuant to the Merger.

	4. 	The liabilities of Point Bancorp assumed by Thrift and
the liabilities to which the transferred assets of Point Bancorp are subject were incurred by Point Bancorp in the ordinary course of its business.

	5. 	Point Bancorp is not under the jurisdiction of a court
in a case under Title 11 of the United States Code or similar case, nor is it in receivership, foreclosure, or similar proceeding in a Federal or State Court.

	In rendering our opinion, we have considered the applicable provisions of the IRC, Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

	Based upon the foregoing, we are of the opinion that the Merger will, under current law, constitute a tax-free reorganization under
Section 368(a)(1)(A) and Section 368(a)(2)(D) of the IRC, and One
Valley, Thrift, and Point Bancorp will each be a party to the reorganization within the meaning of Section 368(b) of the IRC.

	As a tax-free reorganization, the Merger will, in our opinion, have the following Federal income tax consequences for One Valley, Thrift, Point Bancorp, and Point Bancorp Shareholders:

	1. 	No gain or loss will be recognized by Point Bancorp as a
result of the Merger.

	2. 	No gain or loss will be recognized by either One Valley
or Thrift as a result of the Merger.

	3. 	The basis of the assets of Point Bancorp acquired by
Thrift in the Merger will be the same as the basis of such assets in the hands of Point Bancorp immediately prior to the Merger.

	4. 	The holding period of the assets of Point Bancorp in the
hands of Thrift will include, in each instance, the holding period during which such assets were held by Point Bancorp.

	5. 	Under the terms of the Merger, Point Bancorp
Shareholders will receive both cash and One Valley Common Stock in exchange for their Point Bancorp Common Stock. Upon the exchange of stock, Point Bancorp Shareholders will recognize no gain or loss upon their exchange of Point Bancorp Common stock solely for shares of One Valley Common Stock. Upon the exchange of cash for Point Bancorp Common Stock, INCLUDING CASH FOR FRACTIONAL SHARES, Point Bancorp Shareholders will recognize gain, but not in an amount in excess of the amount of cash received. With respect to the receipt of cash, Point Bancorp Shareholders will have their cash treated as if it were received as a distribution in redemption of that Shareholder's One Valley Common Stock, and the receipt of the cash will be taxable subject to the provision and limitations of section 302 of the Code. SEE, COMMISSIONER
V. CLARK, 109 S. Ct. 1455 (1989), and Rev. Rul. 93-61, 1993-30 I.R.B.
10. Under section 302(b)(2) of the Code, the deemed redemption of the One Valley Common Stock should be treated as a "substantially disproportionate redemption" with respect to each Point Bancorp Shareholder, and accordingly, should be treated as a sale or exchange of property. If a Point Bancorp Shareholder had held his or her stock for more than one year, the gain should be treated as long-term capital gain, provided that the Point Bancorp Common Stock was a capital asset in the hands of the Point Bancorp Shareholder on the date of the exchange.

	6. 	The basis of the One Valley Common Stock to be received
by Point Bancorp Shareholders will be, in each instance, the same as the basis of the Point Bancorp Common Stock surrendered in exchange therefor decreased by the amount of cash received by the Shareholder and increased by the amount of gain recognized by such Shareholder with respect to the cash received pursuant to the Merger.

	7. 	The holding period of the One Valley Common Stock
received by Point Bancorp Shareholders will include the period during which the Point Bancorp Common Stock surrendered in exchange therefor was held by the Point Bancorp Shareholders, provided that the Point Bancorp Common Stock was a capital asset in the hands of the Point Bancorp Shareholder on the date of the exchange.

	8. 	No loss will be recognized by a Point Bancorp
Shareholder on the receipt of One Valley Common Stock and cash in exchange for Point Bancorp Common Stock.

	9. 	Where solely cash is received by a Shareholder of Point
Bancorp in exchange for his or her Point Bancorp Common Stock pursuant to the exercise of dissenters' rights, the cash will be treated as having been received by such Shareholders as a distribution in redemption of their Point Bancorp Common Stock, subject to the provisions and limitations of Section 302 of the Code. Where as a result of such distribution a Shareholder owns no One Valley Common Stock either directly or through the application of section 318(a) of the Code, the redemption will be a complete termination of interest within the meaning of section 302(b)(3) of the Code and such cash will be treated as a distribution in full payment in exchange for his or her Point Bancorp Common Stock, as provided in section 302(a) of the Code. Under Section 1001 of the Code, gain or (subject to the limitations of section 267 of the Code) loss will be realized and recognized to such Shareholders in an amount equal to the difference between the amount of such cash and the adjusted basis of the Point Bancorp Common Stock surrendered, as determined under section 1011 of the Code. If a Point Bancorp Shareholder has held his or her stock for more than one year, the gain should be treated as long-term capital gain, provided that the Point Bancorp Common Stock was a capital asset in the hands of the Point Bancorp Shareholder on the date of the exchange.

	10. 	Thrift will succeed to and take into account those
attributes of Point Bancorp described in section 381(c) of the Code and Thrift will be the "acquiring corporation" within the meaning of Section 1.381(a)-1(b)(2) of the Treasury Regulations. These items will be taken into account by Thrift subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and regulations thereunder.

	Except as set forth above, we express no opinions as to the tax consequences to any party, whether Federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement.

	The opinions given herein are as of the date hereof. We assume no obligation to update or supplement these opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

	The opinions expressed herein are solely for your benefit and are being furnished only to you in connection with the Merger and solely for your benefit in connection therewith and may not be used or relied upon in any manner or for any purpose by any other person nor any copies published, communicated, quoted or otherwise made available in whole or in part to any other parson or entity without our express prior written consent.

	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Jackson & Kelly under the heading "Certain Federal Income Tax Consequences" in the Registration Statement.

					Very truly yours,
					/s/ Jackson & Kelly
					Jackson & Kelly